Exhibit (d)(3)

EXECUTION COPY

INTERIM INVESTORS AGREEMENT

by and among

BEAGLE PARENT CORP.

and

THE INVESTORS PARTY HERETO

Dated as of August 3, 2011

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INTERIM INVESTORS AGREEMENT

This INTERIM INVESTORS AGREEMENT (the “Agreement”) is made as of August 3, 2011 by and among Beagle Parent Corp., a Delaware corporation (“Parent”), Blackstone Capital Partners VI, L.P. (“Blackstone”), HFCP VI Domestic AIV, L.P., Hellman & Friedman Investors VI, L.P., H&F Harrington AIV II, L.P., Hellman & Friedman Capital Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P. (collectively, “H&F”) and any other person that becomes party hereto pursuant to and in accordance with Section 2.16 (collectively, the “Co-Investors” and, together with Blackstone and H&F, the “Investors”).

RECITALS

WHEREAS, on the date hereof, Parent, Beagle Acquisition Corp., a Delaware corporation (“Merger Sub”) and Emdeon, Inc., a Delaware corporation (the “Company”), have executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, each of the Investors has, on or after the date hereof, executed a letter agreement in favor of Parent in which each such Investor has agreed, subject to the terms and conditions set forth therein, to make a cash equity or rollover equity investment in Parent at the Closing (as hereinafter defined) (each, an “Equity Commitment Letter”); and

WHEREAS, the Investors and Parent wish to agree to certain terms and conditions that will govern the actions of Parent and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters and the Limited Guarantee (as defined in the Merger Agreement) and any limited guarantee provided by a Co-Investor for the benefit of Blackstone whereby such Co-Investor assumes liability for its proportionate share of the Limited Guarantee in connection with the Merger Agreement (each, a “Back-Stop Guarantee”), and the transactions contemplated by each.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Certain terms are used in this Agreement as specifically defined herein. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement.

“Commitments” shall mean (i) for each Investor other than H&F, the amount of cash equity set forth in the Equity Commitment Letter delivered by such Investor to Parent, copies of which are attached hereto as Schedule A, and (ii) for H&F, an amount equal to (A) the value of the Rollover Contribution Shares (as defined in the Equity Commitment Letter of H&F)

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(based on the Merger Consideration), plus (B) the Parent Share Consideration, in each case after taking into account any sell-down, including sell-downs to the Co-Investors; it being understood and agreed that the aggregate amount of all Commitments is $1,200,000,000.

“GA” means General Atlantic LLC and/or any of its Affiliates.

“Requisite Investors” shall mean Blackstone and H&F.

“Tax Receivable Agreements” means (i) the Tax Receivable Agreement (Exchanges) by and among the Company, H&F ITR Holdco, L.P., GA ITR Holdco, L.P. and GA-H&F ITR Holdco, L.P., dated August 17, 2009, (ii) the Tax Receivable Agreement (Reorganizations) by and among the Company, H&F ITR Holdco, L.P., GA ITR Holdco, L.P. and GA-H&F ITR Holdco, L.P., dated August 17, 2009 and (iii) the Tax Receivable Agreement (Management) by and among the Company and the other persons party thereto, dated August 17, 2009.

ARTICLE II

AGREEMENTS AMONG THE INVESTORS

Section 2.1 Effectiveness. This Agreement shall become effective on the date hereof.

Section 2.2 Authority of Parent. Blackstone may cause Parent to take any action, subject to compliance with this Agreement, permitted under this Agreement, and, except as otherwise set forth herein, Parent shall take those actions that are either (x) approved by Blackstone or (y) otherwise specifically required by Parent to be taken as set forth herein.

Section 2.3 Actions in connection with the Merger Agreement. Blackstone may cause Parent to take any action or refrain from taking any action in connection with the Merger Agreement, including to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement, determining that the conditions to closing specified in Sections 6.1 and 6.2 of the Merger Agreement (the “Closing Conditions”) have been satisfied or not, waiving compliance with any agreements and conditions contained in the Merger Agreement, including any Closing Condition, amending, modifying or terminating the Merger Agreement and determining to close the Merger or not; provided, that Parent shall have obtained the prior written approval of H&F prior to amending or modifying the Merger Agreement in a manner that is materially adverse to H&F or disproportionally adverse to H&F relative to Blackstone. Parent shall not, and Blackstone shall not permit Parent to, determine that Closing Conditions have been satisfied or not, waive compliance with any agreements and conditions contained in the Merger Agreement, including any Closing Condition, amend, modify or terminate the Merger Agreement or determine to close the Merger or not, or take any other action with respect to the Merger Agreement unless such action has previously been approved by Blackstone; provided, that Parent shall have obtained the prior written approval of H&F prior to amending or modifying the Merger Agreement in a manner that is materially adverse to H&F or disproportionally adverse to H&F relative to Blackstone. In the event that the Closing Conditions are satisfied or validly waived (subject to the above approval requirements), Parent may, solely upon the approval of Blackstone, terminate the participation in the transaction of any

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Co-Investor that does not fund its Commitment (as and when required by its Equity Commitment Letter) or that asserts in writing its unwillingness to fund its Commitment; provided, that such termination shall not affect Parent’s rights against such Co-Investor under such Co-Investor’s Equity Commitment Letter with respect to such failure to fund, which rights shall be as provided in Sections 2.7, 3.3 and 3.4 hereof.

Section 2.4 Debt Financing; Capital Structure. Blackstone shall seek to cause the Company to (i) negotiate, enter into and borrow under definitive agreements relating to debt financing to be provided at the Closing and (ii) arrange for, market and negotiate and enter into definitive agreements relating to high yield debt, including agreeing to the financial terms of such debt, to be issued at the Closing, in each of the case of the foregoing clauses (i) and (ii), on the terms set forth in the debt commitment letters attached as Schedule B (the “Debt Commitment Letters”) and/or on such additional or modified terms as approved, subject to Section 2.7(e), by Blackstone. The Debt Commitment Letters may not be terminated by Parent or any of its subsidiaries without the prior written approval of H&F, unless Parent shall have obtained replacement financing, subject to Section 2.7(e), which financing is approved by Blackstone.

Section 2.5 Management Arrangements. Blackstone may seek to cause Parent and/or the Company to negotiate and enter into definitive agreements with members of management of the Company with respect to the terms of management’s employment, compensation, and equity incentives and shall use its reasonable efforts to keep H&F reasonably apprised of the status of the foregoing.

Section 2.6 Stockholders Agreement. Each Investor agrees to enter into, concurrently with the Closing, one or more definitive agreements with respect to such matters as are set forth on Schedule C and/or such additional or modified terms as the Requisite Investors shall unanimously approve.

Section 2.7 Equity Commitments.

(a) Each Investor hereby affirms and agrees that Parent, acting at the direction of Blackstone, shall be entitled to enforce the provisions of each Equity Commitment Letter. Parent shall not attempt to enforce any Equity Commitment Letter until Blackstone has determined that the Closing Conditions have been satisfied or validly waived as permitted hereunder (subject to the approvals set forth herein). Parent shall have no right to enforce any of the Equity Commitment Letters unless acting at the direction of Blackstone, and no Investor shall have any right to enforce any of the Equity Commitment Letters except as acting through Parent. Blackstone’s Equity Commitment Letter may not be amended, modified, supplemented or terminated, and no provision in Blackstone’s Equity Commitment Letter may be waived, in each such case, by Parent without the prior written consent of H&F.

(b) All securities issued by Parent and its subsidiaries at the Closing shall be issued to the Investors pro rata in class, series and amount proportionate to the relative total amounts committed and rolled-over by all Investors in accordance with each Investor’s Commitments.

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(c) Prior to the Closing, no Investor shall transfer, directly or indirectly, its equity interests in Parent or its obligations and rights under its Equity Commitment Letter, other than in accordance with Section 2.7(d), a transfer to one or more affiliated private equity funds (which, for the avoidance of doubt, shall not include any co-investment vehicle or other special purpose vehicle formed to indirectly transfer economic, dispositive or other direct or indirect ownership interests of Parent common stock or otherwise to circumvent the transfer restriction provisions herein) or as unanimously approved by the Requisite Investors.

(d) Prior to the Closing, Blackstone shall have the opportunity to syndicate a portion of the aggregate equity commitments of both of the Requisite Investors in accordance with, and subject to the limitations set forth in, this Section 2.7(d) and the section of Schedule C entitled “Sell-Down” (the “Sell-Down Terms”); provided, that such assignment will not relieve the assigning Requisite Investor of its obligations hereunder or under its respective Equity Commitment Letter. Blackstone, in consultation with H&F, will coordinate and arrange any syndication of equity commitments in accordance with the Sell-Down Terms and, unless otherwise unanimously agreed by the Requisite Investors, any such assignee investor shall agree in writing to be subject to the provisions of this Agreement applicable to Investors in accordance with Section 2.16. Any reduction in the aggregate equity capital necessary for Parent and/or Merger Sub to effect the consummation of the transactions contemplated by the Merger Agreement and to pay any and all fees and expenses in connection therewith shall be treated as a syndication of the equity commitments as contemplated by this
Section 2.7(d).

(e) Notwithstanding anything herein to the contrary, in no event shall (i) the aggregate amount of funded indebtedness of Parent and its subsidiaries be less than $1,650,000,000 and (ii) Blackstone’s aggregate cash equity commitment to Parent be less than $550,000,000 whether or not there has been any syndication of the equity commitments as contemplated by Section 2.7(d).

Section 2.8 Company Termination Fee. For the avoidance of doubt, H&F and, except as Blackstone may otherwise agree, the other Co-investors shall not be entitled to receive any of the proceeds of any Company Termination Fee or Parent Expenses payable by the Company or any of its affiliates to Parent or Merger Sub pursuant to the terms of the Merger Agreement, all of which, net of Parent’s expenses, shall be paid to or as directed by Blackstone.

Section 2.9 Notice of Closing. Parent will use its reasonable best efforts to provide each Investor with at least 15 days prior notice of the Closing Date under the Merger Agreement; provided, that the failure to provide such notice will not relieve an Investor of its obligations under Section 2.7 of this Agreement.

Section 2.10 Expenses. In the event the Merger is consummated, Parent shall, and shall cause the Surviving Corporation to, reimburse each of the Investors for its reasonable, documented, third party, out-of-pocket expenses (including attorneys’ fees) incurred in connection with the Merger and the transactions and agreements contemplated hereby and thereby, including any and all costs and expenses in connection with any action, suit or proceeding brought by any person (other than a party hereto) relating to, or arising from, the transactions contemplated by the Merger Agreement. In the event of a termination of the Merger Agreement, each Investor agrees that it will be responsible for its own costs and expenses.

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Section 2.11 Representations and Warranties; Covenant. (a) Each Investor hereby represents, warrants and covenants to the other Investors that none of the information supplied in writing by such Investor for inclusion or incorporation by reference in the Company Proxy Statement or Schedule 13E-3 will cause a breach by Parent of Section 5.5(c) of the Merger Agreement. Each Investor hereby represents, warrants and covenants to the other Investors that it has not entered, and will not enter, into any agreement, arrangement or understanding with any other Investor, any other potential investor or acquiror or group of potential investors or acquirors, GA or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including the equity syndication, subject to compliance with the terms of this Agreement).

(b) Until this Agreement is terminated pursuant to Section 3.1, other than in accordance with provisions set forth in Schedule C under “Sell-Down”, no Investor shall enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquiror or group of investors or acquirors or the Company or any of its representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company without the prior unanimous approval of the Requisite Investors; provided, that notwithstanding anything herein to the contrary, each Investor may, and may authorize and permit any of its Affiliates and Representatives to, take any actions to the extent the Company is permitted to take such actions under Section 5.4 of the Merger Agreement (including the right of any Investor and its Affiliates and/or Representatives to participate in discussions or negotiations regarding any Takeover Proposal with the person making such Takeover Proposal).

Section 2.12 Antitrust Matters. Each Investor will use reasonable best efforts to supply and provide information that is accurate in all material respects to any Governmental Authority requesting such information in connection with filings or notifications under, or relating to, under the HSR Act or any other applicable antitrust, competition or fair trade Laws (collectively, the “Antitrust Laws”). If any Governmental Authority asserts any objections under the Antitrust Laws with respect to the Merger and such objections relate to the activities or investments of an Investor or such Investor’s affiliates, such Investor shall use its reasonable best efforts to resolve such objections.

Section 2.13 Claims under Limited Guarantee. The Investors (other than H&F) shall cooperate in defending any claim that the Investors are or any one of them is liable to make payments under the Limited Guarantee. Subject to Section 3.3, each of the Co-Investors party to a Back-Stop Guarantee agrees to contribute to the amount paid or payable by Blackstone in respect of its Limited Guarantee so that each such Co-Investor will have paid an amount equal to the product of the aggregate amount paid under the Limited Guarantee multiplied by a fraction of which (x) the numerator is such Investor’s Commitments and (y) the denominator is the sum of all Investor’s Commitments (excluding H&F), which amount shall be reduced proportionately based on such Co-Investor’s respective Commitments for any amounts paid or payable with respect to such Limited Guarantee or Back-Stop Guarantee by any other Co-Investor or other person contributing equity to Parent pursuant to the terms of such Investor’s Equity Commitment Letter and/or Back-Stop Guarantee. Notwithstanding anything herein to the contrary, (i) neither H&F, nor any

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former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, mangers, agents or affiliates of H&F, or any former, current or future equity holder, general or limited partner, member, controlling person, director, officer, employee, manager, agent or affiliate of H&F, and (ii) no former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, mangers, agents or affiliates of H&F, or any former, current or future equity holder, general or limited partner, member, controlling person, director, officer, employee, manager, agent or affiliate of the foregoing shall be obligated to, or otherwise have any liability with respect to, any Parent Termination Fee payable by Parent or Merger Sub to the Company pursuant to the Merger Agreement, or any amount paid or payable in respect of the Limited Guarantee or Back-Stop Guarantees (it being understood that any such payments or fees shall not be required to be excluded as measures of damages pursuant to Section 3.3).

Section 2.14 Tax Receivable Agreements. Parent shall cause the Surviving Corporation to enter into and deliver duly executed copies of the amended and restated tax receivable agreements in the forms attached hereto on Schedule D (collectively, the “Amended Tax Receivable Agreements”) to each of the counterparties thereto immediately prior to the Closing. H&F shall cause H&F ITR Holdco, L.P. to enter into and deliver duly executed copies of any such Amended Tax Receivable Agreements to which it is contemplated to be a party to each of the counterparties thereto at Closing. Blackstone shall cause Beagle Parent LLC or its assignee to enter into and deliver duly executed copies of any such Amended Tax Receivable Agreements to which it is contemplated to be a party to each of the counterparties thereto at Closing. H&F and Blackstone together shall cause GA-H&F ITR Holdco, L.P. to enter into and deliver duly executed copies of any such Amended Tax Receivable Agreements to which it is contemplated to be a party to each of the counterparties thereto at Closing.

Section 2.15 Unit Purchase Agreement.

(a) H&F covenants and agrees not to, prior to the Effective Time, cause any of its shares of Class B Common Stock of the Company or Units of EBS Master LLC to be exchanged for shares of Class A Common Stock of the Company.

(b) Parent and H&F (solely with respect to Section 2.15(b)(iv)) shall, at the Effective Time, cause the following actions to occur as set forth below:

(i) Parent covenants and agrees to cause EBS HoldCo II LLC, a Delaware limited liability company and wholly-owned subsidiary of the Surviving Corporation (“Holdco II”), to deliver a duly and validly executed Unit Purchase Agreement, the form of which is attached hereto as Schedule E (the “Unit Purchase Agreement”), to each of the other parties thereto;

(ii) substantially simultaneously with the foregoing clause (i), Parent covenants and agrees to deliver to the Surviving Corporation such number of shares of common stock of Parent contemplated in the Unit Purchase Agreement (such shares, the “Parent Share Consideration”);

(iii) substantially simultaneously with the foregoing clauses (i) and (ii), Parent covenants and agrees to cause the Surviving Corporation to contribute to Holdco II, the Parent Share Consideration and cause Holdco II to borrow or contribute to Holdco

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II cash proceeds in an aggregate amount equal to the cash proceeds contemplated in the Unit Purchase Agreement (such cash, the “Cash Consideration”); and

(iv) immediately thereafter, Parent covenants and agrees to cause Holdco II to purchase, and H&F covenants and agrees to sell, the Units contemplated to be sold to Holdco II pursuant to the Unit Purchase Agreement by H&F for the Parent Share Consideration and the Cash Consideration, and immediately consummate the transactions contemplated by the Unit Purchase Agreement.

(c) It is understood that H&F has requested that its counterparty to the Unit Purchase Agreement be Holdco II. Parent and H&F agree that the purchase and sale of the Units as contemplated by the Unit Purchase Agreement shall be treated as a taxable Exchange (as defined in the Tax Receivable Agreements) resulting in a Basis Adjustment (as defined in the Tax Receivable Agreements), in each case, pursuant to and under the Tax Receivable Agreements. Parent covenants and agrees to cause the Surviving Corporation to deliver to H&F at the Effective Time a duly executed written agreement (in such form as may be reasonably acceptable to H&F), pursuant to which, the Surviving Corporation agrees and confirms, as to itself as if it were a party hereto, each of the acknowledgements, agreements and confirmations set forth in this Section 2.15(c).

(d) At the Effective Time, Parent covenants and agrees to amend, and to cause GA ITR Holdco, L.P. (immediately following the consummation of the transactions contemplated in the Transfer Agreement) to amend, Section 8(a) of the Limited Liability Company Agreement of ITR Holdco GP LLC to read as follows: “No action of the Board shall be effective unless such action is approved by both of the Managers; provided, however, that notwithstanding the foregoing, the approval of the H&F Manager shall constitute action of the Board in respect of the Partnership enforcing or exercising any rights of the Partnership with respect to any breach of the Tax Receivable Agreements [to be defined in the applicable amendment] by Emdeon Inc. and enforcing the rights pursuant to Section 2.3 of the Tax Receivable Agreements.”

Section 2.16 Joinder Agreements. Each person that seeks to accept a portion of the equity commitment syndicated by either or both of the Requisite Investors pursuant to Schedule C under “Sell-Down” shall have entered into, and become a party to this Agreement no later than five (5) Business Days prior to the Closing by executing, a joinder agreement to this Agreement, the form of which is attached hereto as Schedule F (each such agreement, a “Joinder Agreement”). Parent shall promptly deliver to each Investor a copy of each duly executed and effective Joinder Agreement of each Co-Investor, along with its executed Equity Commitment Letter.

Section 2.17 Related Party Transactions. Other than as expressly set forth herein, without the prior written approval of H&F, neither Parent nor any of its subsidiaries will enter into, amend or terminate any transaction or agreement with, or pay any fee to, Blackstone or any of its affiliates (including any portfolio companies and/or co-investment vehicles).

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ARTICLE III

MISCELLANEOUS

Section 3.1 Amendment; Termination. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by both of the Requisite Investors; provided, that no provision of this Agreement (excluding exhibits and schedules) may be amended in a manner that disproportionately materially adversely affects an Investor without such Investor’s consent. Schedule A shall automatically be supplemented to include each Co-Investor’s Equity Commitment Letter immediately upon such Co-Investor entering into a Joinder Agreement. This Agreement shall automatically terminate without any further action upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the written agreement of both of the Requisite Investors; provided, however, that Sections 1.1, 2.7(a), 2.8, 2.10, 2.13, and Article III shall survive any termination of this Agreement; provided, further, that in the event this Agreement is terminated pursuant to the foregoing clause (i), Section 2.14 shall also survive the termination of this Agreement; provided, further, that subject to Section 3.3 hereto, nothing herein shall relieve any party hereto from liability for any breach of this Agreement or any Equity Commitment Letter or otherwise prior to any such termination.

Section 3.2 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, (a) such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law and (b) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 3.3 Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including specific performance), without the requirement of posting a bond. In the event that Parent determines to enforce the provisions of the Equity Commitment Letters in accordance with this Agreement, but one or more Investors fails to fund its Commitment or provides written notice that it will not fund its Commitment (each such Investor, a “Failing Investor”), the parties agree that Parent, acting at the direction of Blackstone on behalf of the Investors who are not Failing Investors (the “Closing Investors”), shall be entitled, at its discretion, to either (a) specific performance of the terms of this Agreement, whether before or after the Closing, together with any costs of enforcement incurred by in seeking to enforce such remedy or (b) payment by the Failing Investors (including but not limited to any amounts paid under any such Investor’s Limited Guarantee or Back-Stop Guarantee) an amount not to exceed such Failing Investor’s Commitment. If Parent decides to enforce the remedy described in the preceding sentence against any Failing Investor, it must do so against all Failing Investors. If Parent elects to enforce this Agreement against any Investor, it must do so against any other Investor that has similarly failed to perform with respect to the same provision hereof. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the

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amount equal to the product of (x) the amounts due from all Failing Investors hereunder multiplied by (y) a fraction of which the numerator is the amount of such Failing Investor’s Commitment and the denominator is the sum of all Failing Investors’ Commitments. In no event will any Investor be liable under this Agreement in an amount that exceeds the amount of such Investor’s Commitment less the amounts previously funded pursuant to such Investor’s Equity Commitment Letter and Limited Guarantee (or Back-Stop Guarantee), regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages. If any Investor for any reason pays damages to the Company and/or Parent in an amount greater than the amount of its Commitment, to the extent that Parent receives any such amount, Parent shall promptly return to such Investor the amount received from such Investor in excess of its Commitment.

Section 3.4 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be corporations, partnerships or limited liability companies, Parent and each Investor covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, managers, agents or affiliates of any Investor or any former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, managers, agents or affiliates of any of the foregoing (collectively “Non-Recourse Persons”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Person under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 3.5 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, and nothing herein shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any action

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relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Investor and Parent agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 3.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.7 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 3.8 Other Agreements; Assignment. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. Other than as provided herein, this Agreement shall not be assigned without the prior written consent of the parties hereto.

Section 3.9 Consultation. Each of Parent and Blackstone shall keep the Investors reasonably informed of its expectations and intentions regarding the Merger and the transactions contemplated hereby. Parent shall provide copies of all notices, correspondence and other communications from the Company and any of its Affiliates pursuant to the Merger Agreement and any related agreements promptly to each of the Requisite Investors contemporaneously with one another, at the address set forth in their respective Equity Commitment Letters, or any other address designated by such Requisite Investor in writing to Parent. In no event shall the failure to provide such notifications or any other information relieve an Investor of its obligations under this Agreement, its Equity Commitment Letter or otherwise.

Section 3.10 Confidentiality. Each party hereto agrees to, and shall cause its affiliates, directors, officers, employees, agents, advisors and representatives (“Representatives”) to, keep any information supplied by or on behalf of any of the other parties to this Agreement, confidential (“Confidential Information”) and to use, and cause its Representatives to use, the Confidential Information only in connection with the Merger and the transactions contemplated hereby; provided, however, that the term “Confidential Information” does not include information that (a) is already in such party’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person, (b)

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is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party’s Representatives, or (c) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any person; provided, further, however, that that nothing herein shall prevent any part hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (iii) to the extent required by law or regulation, (iv) to the extent necessary in connection with the exercise of any remedy, hereunder, (v) in connection with a sell-down made in accordance with the sell-down procedures described in Schedule B. and (vi) to such party’s Representatives and investors that need to know such information (it being understood and agreed that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available).

Section 3.11 Publicity. Each party hereto will coordinate in good faith any and all press releases and other public relations matters with respect to the Merger and the transactions contemplated hereby. Unless otherwise required by law or the rules of any stock exchange or regulatory authority, no party hereto may issue any press release or otherwise make any public announcement or comment on the Merger and the transactions contemplated hereby without prior unanimous approval of the Requisite Investors.

Section 3.12 Agreements with GA or the Company. Other than the Merger Agreement, the Voting Agreement, the Limited Guarantee, the Transfer Agreement, the form of which is attached hereto as Schedule G (the “Transfer Agreement”), and the other agreements contemplated hereby and thereby, Parent and each of the Investors hereby agree that neither it, nor any of its Affiliates, has entered, or will enter, into any agreement, arrangement or understanding with GA or the Company or any of their respective Affiliates with respect to the subject matter of this Agreement and the Merger Agreement. Parent covenants and agrees that it shall not amend, modify or supplement the Transfer Agreement without the prior unanimous approval of the Requisite Investors, subject to the rights of Parent to amend, modify or waive its arrangements with the Company as permitted by the provisions of this Agreement other than this Section 3.12.

Section 3.13 Non-Circumvention. Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.

Section 3.14 General. Nothing in this Agreement shall be deemed to constitute a partnership between any of the parties, nor constitute any part the agent of any other party for any purpose.

[Remainder of page intentionally left blank]

11

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

BEAGLE PARENT CORP.

By:	/s/ Neil P. Simpkins
Name:	Neil P. Simpkins
Title:	Senior Managing Director

[Signature Page to Interim Investors Agreement]

BLACKSTONE CAPITAL PARTNERS VI, L.P.

By:	Blackstone Management Associates VI L.L.C., its general partner
By:	BMA VI GP L.L.C. its general partner

By:	/s/ Neil P. Simpkins
	Name:	Neil P. Simpkins
	Title:	Senior Managing Director

[Signature Page to Interim Investors Agreement]

HFCP VI DOMESTIC AIV, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

H&F HARRINGTON AIV II, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

HELLMAN & FRIEDMAN CAPITAL EXECUTIVES VI, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

[Signature Page to Interim Investors Agreement]

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES VI, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

[Signature Page to Interim Investors Agreement]

HELLMAN & FRIEDMAN INVESTORS VI, L.P.

By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

[Signature Page to Interim Investors Agreement]

Schedule A

[See Exhibit (b)(1) for Equity Commitment Letter]

A-1

Schedule B

[See Exhibit (b)(2) for Debt Commitment Letter]

B-1

Schedule C

Summary of Principal

Terms of Stockholders Agreement

The following is a description of certain terms of a stockholders agreement to be entered into among the various equity investors in Beagle Parent Corp., a Delaware corporation (“Parent”) in connection with Parent’s acquisition (the “Transaction”) of Emdeon Inc., a Delaware corporation (the “Company”).

Transaction

Immediately prior to the closing of the transaction, pursuant to which Beagle Acquisition Corp., a Delaware corporation and newly formed wholly-owned subsidiary of Parent, will merge with and into the Company, with the Company surviving such merger (the “Merger”), one or more investment vehicles affiliated with The Blackstone Group L.P. (collectively, “Blackstone”) and HFCP VI Domestic AIV, L.P., H&F Harrington AIV II, L.P., Hellman & Friedman Capital Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P. and their permitted assignees (collectively, “H&F” and together with Blackstone, the “Sponsor Investors”) will enter into a stockholders agreement and related agreements (collectively, the “Agreements”) with respect to their contributions to Parent, which will, upon the closing of the Merger, own all of the business and operations of the Company.

•  H&F will commit to make an aggregate rollover equity investment of $330 million (50%) of its equity interests in the Company and EBS Master LLC (“EBS”). In connection with the transaction, H&F will receive, pursuant to a taxable exchange, (i) a number of shares of common stock of Parent (“Parent Common Stock”) equal to the value of 50% of its equity interests in the Company and EBS (based on the Merger consideration) and (ii) an amount in cash equal to the value of 50% of its equity interests in the Company and EBS (based on the Merger consideration).

•  Blackstone will commit to make an aggregate equity contribution equal to $870 million, which, together with the proceeds from the contemplated debt financing and the proceeds of H&F’s rollover equity commitment as described herein, is expected to be sufficient to fund the Merger consideration and any other cash amounts to be paid by Parent and Merger Sub to any other person in connection with the consummation of the Merger.

The Agreements will be consistent with the following provisions of this term sheet.

Structure	Parent will have a single class of common stock. Parent will own all of the issued and outstanding equity interests of the Company immediately following the consummation of the Merger, and the transactions contemplated by the Unit Purchase Agreement (as defined in the Interim Investors Agreement, to which this Schedule C is attached) pursuant to which a subsidiary of Eagle is acquiring units of EBS from H&F in exchange for cash and Parent common stock.

Sell-Down

Prior to the closing of the Merger, it is contemplated that each of Blackstone and H&F will assign and syndicate a portion of their respective equity commitments to one or more additional third party investors (other than management investors) (each such transferee, a “Co-Investor” and together with the Sponsor Investors, the “Investors”) as described below. The first $200 million of equity commitments pursuant to such equity syndication shall be Blackstone’s (the “Initial Blackstone Sell-Down”). The next $85 million of equity commitments pursuant to such equity syndication shall be H&F’s (the “H&F Sell-Down”). The next $120 million of equity commitments pursuant to such equity syndication shall be Blackstone’s (the “Final Blackstone Sell-Down”), and together with the Initial Blackstone Sell-Down (the “Blackstone Sell-Down”), and together with the H&F Sell-Down, the “Sell-Down”). Blackstone, in consultation with H&F, will coordinate and arrange the Sell-Down. In the event less than all of the committed amount of equity is required to consummate the Merger for any reason other than the Sell-Down, the reduction will be allocated among the Co-Investors in proportion to their equity commitments after giving effect to any Sell-Down that actually occurs. Notwithstanding anything herein to the contrary, (i) no Sponsor Investor nor any of its affiliates shall directly or indirectly receive any fees, promote, carry or other interest on any Co-Investor’s investment in Parent (other than as expressly set forth in this term sheet), (ii) in no event shall Blackstone’s equity commitment be less than $550 million after giving effect to the Sell-Down and (iii) in the event that in connection with the Sell-Down Blackstone syndicates Blackstone’s equity securities in an entity that is a party to any applicable Tax Receivable Agreement of the Company (a “Tax Receivable Agreement”) or Blackstone’s rights or benefits thereunder, H&F agrees that it shall assign to Blackstone the right to receive a portion of the future transaction and/or deal fees that H&F may be entitled to receive in accordance with the “Fees” provisions below equal to (x) the quotient of (i) the amount of H&F equity commitments actually syndicated in the H&F Sell-Down divided by (ii) $85 million, multiplied by (y) the product of (I) the fractional amount of Blackstone’s rights under the Tax Receivable Agreement that are syndicated multiplied by (II) (A) $870 million divided by (B) the amount of Blackstone equity commitments actually syndicated in the Blackstone Sell Down multiplied by (z) $7.5 million (provided, that such $7.5 million amount shall be reduced by 16% in the event that the Medifax Restructuring (as defined in the Amended and Restated Tax Receivables Agreement) is not completed and in no event shall the aggregate amount of assigned fees exceed $7.5 million. Any amounts owed pursuant to the immediately preceding clause (iii) shall first be deducted from any deal fee payable in connection with the Transaction, and, if further amounts are owed, from subsequent monitoring fees; provided, that if amounts remain owing in connection with such obligation at the time that any future monitoring fees are capitalized, such amounts shall be deducted after giving effect to the capitalization of all future monitoring fees.

Each Co-Investor that accepts an equity commitment pursuant to the Sell-

Down shall (i) agree to be bound by the Interim Investors Agreement as though it were a party thereto, but without any voting, approval or consent rights thereunder, (ii) enter into an assignment and acceptance agreement with respect to its proportionate share of the applicable Sponsor Investor’s equity commitment letter in a form acceptable to the Sponsor Investors and (iii) agree to enter into a stockholders agreement containing the applicable terms contained in this term sheet. In addition, each Co-Investor that accepts an equity commitment pursuant to the Sell-Down shall enter into a back-stop limited guarantee for the benefit of Blackstone assuming liability for its proportionate share of the limited guarantee executed by Blackstone. Blackstone shall use its reasonable efforts to ensure that all Co-Investors receive substantially the same benefits, and be subject to substantially the same burdens, as the other Co-Investors (relative to their proportionate equity commitment to Parent).

Board Composition	Pre-IPO. The board of directors or equivalent governing bodies (the “Board”) of each of Parent, the Company, and each subsidiary of Parent will initially consist of 5 members, provided, that Blackstone may increase the Board to up to 7 members with the addition of 2 independent members to be selected in consultation with H&F. The Board shall initially consist of the following designees:

H&F:	•	1 designee so long as it collectively owns 25% or more of its initial shares of Parent Common Stock (after giving effect to the Sell-Down)

CEO:	•	The then current CEO of Parent / the Company

Blackstone:	•	3 designees.

Each of the Investors agrees to vote all of its voting securities in favor of the foregoing nominees. The chairman of the Board will be elected by the Board annually. The Board will be subject to fiduciary duties equivalent to the duties of directors of a Delaware corporation under applicable law. At every meeting of the Board, a quorum shall require the attendance, whether in person, telephonically or in any other manner permitted by applicable law, of (i) a majority of all of the members of the Board and (ii) at least one of the H&F designees (provided, that if any of H&F’s designees is absent or wishes to recuse himself / herself for any reason, such designee may appoint an alternate director or give a proxy to another director or an alternate director of his / her choosing).. Notwithstanding the immediately preceding sentence, if the H&F designee (or designated alternate) is not in attendance at a properly called meeting of the Board, the quorum necessary at the immediately succeeding meeting of the Board (which shall be held no earlier than two and no later than ten calendar days after such prior meeting) shall only require the attendance of a majority of all of the members of the Board; provided, that proper notice was given to all members of the Board of such new meeting of the Board. Board action at a properly called meeting at which a quorum is established shall require approval by a majority of the directors in attendance at such meeting. The

Board may also take action taken without a meeting solely by unanimous written consent.

The Board shall have at least the following committees: (i) an audit committee, (ii) a compensation committee and (iii) a nominating committee. Each committee shall have such composition, power and rights as determined by the Board. H&F shall have proportionate representation on all Board committees of Parent, the Company and their respective subsidiaries; provided, that for so long as H&F is entitled to designate a director, all committees shall include at least one H&F nominee.

Post-IPO. Each of Blackstone and H&F will be entitled to nominate a percentage of the total members of the Parent board of directors that is equal to the percentage of outstanding common stock of Parent beneficially owned by Blackstone or H&F, respectively, and, for the avoidance of doubt, each of Blackstone and H&F will be entitled to nominate at least one member of the Parent board of directors for so long as such Sponsor Investor beneficially owns at least 7.5% of the outstanding common stock of Parent. Each of the Investors agrees to vote all of its Parent voting securities in favor of the foregoing nominees.

Protective Provisions

For so long as H&F owns at least 5% (or, in the case of the third bullet point below, 25%) of its initial shares of Parent Common Stock (after giving effect to the Sell-Down), without the prior written approval of each of Blackstone and H&F, none of Parent, the Company, and their respective subsidiaries will take any of the following actions:

•   entering into, amending or terminating any transaction or agreement with an Investor or its affiliates (including any portfolio companies and co-investment vehicles), other than with portfolio companies in the ordinary course of business on arms’-length terms; provided, that (i) the payment of the M&A advisory fee payable in accordance with the “Fees” provisions below is expressly excluded and (ii) if the Board so chooses, to engage Blackstone Advisory Partners L.P. in connection with future M&A matters on arms’-length terms (provided, that H&F shall receive a deal fee on a pro rata basis in proportion to the initial equity commitment made by H&F (prior to giving effect to any Sell-Down) (relative to the initial equity commitments made by Blackstone and H&F (in each case, prior to giving effect to any Sell-Down)) of any fee payable to Blackstone Advisory Partners L.P. in connection with any such engagement);

•   amending its governing or organizational documents in any manner that would materially and adversely affect H&F or disproportionately affect H&F relative to Blackstone (it being understood the following shall not require approval of Blackstone or H&F: (i) any increase in authorized equity securities or (ii) amendments in connection with a sale subject to the drag-along provisions below, but only if effective immediately following consummation of such drag-along transaction); and/or

• increasing the size of the Board to more than 7 members or decreasing the size of the Board to less than 5 members.

Preemptive Rights	Prior to an IPO, if Parent or any of its subsidiaries issues any additional equity securities, any debt securities convertible or exchangeable for any equity securities or any option, warrant or other right to acquire any such equity or debt securities (subject to customary exceptions), each Investor will be provided the opportunity to purchase a pro rata share of such securities on the same terms so as to maintain its fully diluted equity ownership position. Prior to an IPO, if either Parent or any of its subsidiaries issues any equity or debt securities to any Investor or its affiliates, the other Investors will be provided the opportunity to purchase, on the same terms and conditions, a pro rata portion of such securities relative to such first Investor (based on their respective beneficial ownership of Parent’s outstanding equity securities). Irrespective of whether or not the Investors (other than Blackstone) have exercised their preemptive rights as set forth herein, unless otherwise agreed to by H&F in writing, in no event shall Parent, the Company or any of their respective subsidiaries sell or issue any equity securities to Blackstone or any of its affiliates for a price less than the fair market value of such equity securities as determined in accordance with the following: upon Blackstone’s request, each of Blackstone and H&F will in good faith and within 2 weeks propose a valuation of the equity securities (assuming for such purposes a going concern (rather than an M&A) basis; and if Blackstone and H&F cannot agree on the fair market value of such equity securities within one week, Parent shall engage (at its sole cost and expense) a nationally recognized investment banking or valuation firm from a list of 5 such firms to be specified in the shareholders agreement for the purpose of determining which of the proposed fair market values proposed by Blackstone and H&F is the closest to the fair market value of the equity securities proposed to be sold to Blackstone (it being understood that such investment banking or valuation firm will be instructed to act within 2 weeks of its engagement, and such investment banking or valuation firm will select one of the proposed fair market values proposed by Blackstone or H&F and not any other fair market value (such valuation mechanism the “FMV Procedure”)).

Transfer Restrictions	Until the earlier of (a) 5 years following the closing of the Merger and (b) an IPO (the “Restricted Period”), no Investor (other than Blackstone) may transfer any equity securities without the consent of the Board, except for (i) transfers pursuant to the tag-along rights described below, (ii) transfers pursuant to drag-along rights described below and (iii) with respect to any Investor, to any affiliated private equity fund (which, for the avoidance of doubt, shall not include any co-investment vehicle or other special purpose vehicle formed to indirectly transfer economic, dispositive or other direct or indirect ownership interests in the common stock of Parent or otherwise circumvent the transfer restriction provisions herein) of such Investor that remains such an affiliated private equity fund of such Investor and that becomes a party to the Agreements (each, a “Permitted Transferee”). An Investor may transfer its rights herein only in connection with a transfer of its equity securities. Until the earlier of

(x) 2 years following the closing of the Merger and (y) an IPO, Blackstone may not transfer any equity securities without the consent of H&F, except for (A) transfers pursuant to drag-along rights described below and (B) transfers to Blackstone’s Permitted Transferees.

Tag-Along Rights	Prior to an IPO, if Blackstone desires to transfer all or a portion of its equity securities to any person (other than a Permitted Transferee of Blackstone), Blackstone must offer the other Investors the right to participate in such transfer on the same terms and conditions on a pro rata basis (based on its beneficial ownership of the outstanding equity securities of Parent). Except in a case where a sale of equity securities is for a per share price (valued pursuant to the FMV Procedure) less than the Merger Consideration, if the proposed sale of equity securities by Blackstone would result in a Change of Control[1], the consideration required in such transaction shall consist solely of cash and/or publicly traded marketable securities and H&F shall have the right to participate in such sale on the same terms and conditions but with a right to sell all of its equity securities in Parent, the Company and their respective subsidiaries, to the proposed transferee in such transaction. If Blackstone transfers any equity securities to an affiliate of Blackstone, then such affiliate also will be bound by this tag-along obligation. Any Investor participating in a sale of equity securities pursuant to this provision (each a “Tag-Along Investor”) shall be obligated to participate on a pro rata basis in any representations, warranties or indemnities agreed to by Blackstone in such transaction; provided, that (i) any liability relating to such representations, warranties or indemnities shall be shared severally, and not jointly and severally, by Blackstone and the Tag-Along Investors pro rata (in proportion to the number of equity securities transferred by all Investors pursuant to such tag-along transaction) and in any event shall not exceed the proceeds received by such Tag-Along Investor in such tag-along transaction (provided, that, no Tag-Along Investor shall be required to make any representations or warranties, or provide indemnities as to, or to, any other Investor), (ii) each Tag-Along Investor may be required to participate in an escrow or holdback arrangement relating to such tag-along transaction but only on a pro rata basis (in proportion to the number of equity securities transferred by all Investors in such tag-along transaction) and each Tag-Along Investor shall be entitled to receive its pro rata portion (in proportion to the number of equity securities transferred by all Investors in such tag-along transaction) of any deferred consideration or indemnification payments relating to such tag-along transaction, (iii) in no event shall any Tag-Along Investor’s indemnification obligation in such tag-along transaction exceed the proceeds actually received by such Tag-Along Investor in such tag-along transaction and (iv) for the avoidance of doubt, no Tag-Along Investors shall be required to enter into any non-compete , non-solicitation or other similar obligations.

Prior to an IPO, if either Blackstone or H&F desires to transfer all or a

[1]	To be customarily defined as mutually agreed in the definitive Agreements.

portion of its equity securities in an entity that is a party to a Tax Receivable Agreement, or any rights or benefits pursuant to any such Tax Receivable Agreements, to any person (other than a Permitted Transferee of such Sponsor Investor), Blackstone or H&F, as the case may be, must offer the other the right to participate in such transfer on the same terms and conditions on a pro rata basis (based on its then applicable beneficial ownership of the outstanding equity securities of Parent (relative to all Sponsor Investors and their Permitted Transferees)). If Blackstone or H&F transfers any equity securities in an entity that is a party to a Tax Receivable Agreement to an affiliate of Blackstone or H&F, as the case may be, then such affiliate also will be bound by this tag-along obligation.

Drag-Along Rights	If a Drag-Along Seller (as defined below) enters into a transaction involving the transfer of 50% or more of Parent’s outstanding equity securities to a person that is not an affiliate of such Investor, then, at the request of such Drag-Along Seller, all of the Investors will vote in favor of the sale (if such a vote is required) and agree and take all other necessary action to sell, on the same terms as the Drag-Along Seller, the same proportion of the equity securities of Parent held by it as the proportion of the Drag-Along Seller’s equity securities of Parent that is being sold in such sale; provided, that except in a case where a sale of equity securities is for a per share price (valued pursuant to the FMV Procedure) less than the Merger Consideration, any such sale shall result in the receipt of consideration consisting solely of cash and/or publicly traded marketable securities. A “Drag-Along Seller” means any of (x) one or more equityholders of Parent that beneficially own, in the aggregate, at least 50% of the outstanding common stock of Parent or (y) H&F (solely in the event H&F is entitled to, and has, exercised its “liquidity right” as described below, and Parent has not consummated an IPO or sale of the Company resulting in a Change of Control within the time period specified below). The right for a Drag-Along Seller (solely as defined in clause (x) of the definition thereof) to exercise its drag-along transaction rights pursuant to this provision shall be tolled (and such Drag-Along Seller may not exercise its drag-along transaction rights) for a period of 6 months from and after the delivery of a written notice by H&F requesting that Parent effect an IPO or sale transaction resulting in a Change of Control as described under the heading “H&F Liquidity Right”; provided, that such period shall automatically be extended if Parent has filed a registration statement on Form S-1 (or similar form) and is seeking to effect an IPO or if a sale transaction resulting in a Change of Control has been entered into and such transaction remains pending. For the avoidance of doubt, no Drag-Along Seller may cause Blackstone or H&F to transfer all or a portion of their equity securities in an entity that is a party to a Tax Receivable Agreement, or any rights or benefits pursuant to any such Tax Receivable Agreements, to any person without such Sponsor Investor’s prior written consent. All Investors participating in a sale pursuant to this provision (each a “Drag-Along Investor”) shall be obligated to participate on a pro rata basis in any representations, warranties or indemnities agreed to by the applicable Drag-Along Seller in such transaction; provided, that (i) any liability relating to such representations, warranties or indemnities shall be shared severally, and not jointly and severally, by the Drag-Along Seller and the Drag-Along Investors pro rata (in proportion to the number of equity securities transferred by all Investors pursuant to such drag-along transaction) and in any event shall not exceed the proceeds received by such Drag-Along Investor in such drag-along transaction (provided, that, no Drag-Along Investor shall be required to make any representations or warranties, or provide indemnities as to, or to, any other Investor), (ii) each Drag-Along Investor may be required to participate in an escrow or holdback arrangement relating to such drag-along transaction but only on a pro rata basis (in proportion to the number of equity securities transferred by all Investors in such drag-along transaction) and each Drag-Along Investor shall be entitled to receive its pro rata portion (in proportion to the number of equity securities transferred by all Investors in such drag-along transaction) of any deferred consideration or indemnification payments relating to such drag-along transaction, (iii) in no event shall any Drag-Along Investor’s indemnification obligation in such drag-along transaction exceed the proceeds actually received by such Drag-Along Investor in such drag-along transaction and (iv) for the avoidance of doubt, no Drag-Along Investors shall be required to enter into any non-compete , non-solicitation or other similar obligations.

H&F Liquidity Right	So long as H&F holds at least 25% of its initial number of shares of Parent Common Stock (after giving effect to the Sell-Down), H&F shall have the right to deliver to Parent, from and after the 5-year anniversary of the closing of the Merger, a notice requiring that Parent consummate, at H&F’s election, either (a) an IPO or (b) a sale transaction resulting in a Change of Control as promptly as reasonably practicable after such notification. Blackstone and Parent agree to promptly take, and cause each of their subsidiaries, officers, employees, agents and representatives to promptly take, all such actions and cause to be done all such things as may be requested by H&F in respect of any such IPO or sale transactions; provided, that Blackstone shall be treated as an “Investor” entitled to the protections set forth in the proviso to last sentence under the heading “Drag-Along Rights” in connection with any sale transaction resulting in a Change of Control sought to be effected by H&F. Upon receipt of such notice, Parent shall use its reasonable best efforts to effect such a transaction, and, in connection therewith, shall keep H&F contemporaneously apprised of the status of effecting such a transaction, and consult with H&F and consider in good faith H&F’s advice and recommendations with respect to such a transaction. For the avoidance of doubt, in the case of a sale transaction in accordance with this provision, H&F may exercise its right as a “Drag-Along Seller” and cause to occur a drag-along sale transaction as described above. All costs and expenses, including those of H&F, to effect such IPO or sale transaction resulting in a Change of Control shall be borne by Parent.

Registration Rights	The Investors will have the following shelf, demand and piggyback rights on and after an IPO:

• Blackstone Demand and Shelf Rights. From and after an IPO, Blackstone will have 4 customary transferable demand registration rights, subject to customary limitations, including minimum amounts, frequency of use and black-outs. Any demand registration by Blackstone may require Parent to file a shelf registration statement, in which case the other Investors will be entitled to include their shares on such shelf registration statement.

•   H&F Demand and Shelf Rights. From and after the 5-year anniversary of the closing of the Merger, H&F shall have the right to cause Parent to effect an IPO as described under “H&F Liquidity Right” above, which shall not count as a demand registration right as described below. In addition to the foregoing, after an IPO, H&F will have 2 customary transferable demand registration rights, subject to customary limitations, including minimum amounts, frequency of use and black-outs. Any demand registration by H&F may require Parent to file a shelf registration statement, in which case the other Investors will be entitled to include their shares on such shelf registration statement.

•   Shelf Takedowns. Each of Blackstone and H&F may initiate unlimited takedown sales (which may be underwritten or non-underwritten) from any shelf registration statement that includes their shares and, with respect to each such takedown sale, the other Investors will be entitled to sell up to their pro rata portion of any shares they previously had requested be included on such shelf registration statement; provided, that notwithstanding anything herein to the contrary, for a period of 2 years following an IPO, H&F shall have the right to have its equity securities represent up to 50% of the equity securities sold in such offering (excluding shares sold by the Company) (the “H&F Priority Sell-Down”). For the avoidance of doubt, any such takedown that is underwritten (other than a Marketed Underwritten Shelf Take-Down (as defined in the Stockholders Agreement of the Company as of the date hereof)) will not count as a demand registration of the Sponsor Investor that initiated such takedown. If such shelf takedown is a Marketed Underwritten Shelf Take-Down, the non-initiating Investors will have the right to sell in such shelf takedown, subject to the H&F Priority Sell-Down, a pro rata portion of their shares pursuant to, and in accordance with, the provisions applicable to piggyback rights. If such shelf takedown is a Non-Marketed Underwritten Shelf Take-Down (as defined in the Stockholders Agreement of the Company as of the date hereof), none of the non-initiating Investors will have the right to sell in such shelf takedown any of the shares they previously had requested be included on such shelf registration statement. For the avoidance of doubt and regardless of whether H&F is the initiating Sponsor Investor, any sales pursuant to a registered offering (other than sales by the Company) within 2 years following the IPO shall be subject to the H&F Priority Sell-Down.

• Piggyback Rights. Each of the Investors will have unlimited customary transferable piggyback registration rights (subject to customary cutback provisions) on a pro rata basis, but subject to the H&F Priority Sell-Down, with the initiating Sponsor Investor (including in connection with any demand registration of the other Sponsor Investors and any Marketed Underwritten Shelf Take-Down by the other Sponsor Investors); provided, that notwithstanding anything herein to the contrary, (i) no Investor shall have any piggyback registration rights in respect of any Non-Marketed Underwritten Shelf Take-Downs and (ii) each of the Investors will have piggyback registration rights in connection with any IPO, whether initiated by any Sponsor Investor, Parent or any other person, on a pro rata basis, subject to the H&F Priority Sell-Down.

• Expenses. Expenses (other than underwriting discounts and commissions) for any of the foregoing registrations will be borne by Parent.

•   Lock-ups. If required by the underwriter, all Investors will be subject to (i) a 180-day market standoff in connection with an IPO and (ii) a 90-day market standoff in connection with any registered offering pursuant to the demand registration rights of any Investor or any underwritten shelf takedown (subject to customary “booster shot” extensions); provided, that any person that beneficially owns less than 5% of Parent’s outstanding equity securities that is not an officer of Parent or any of its subsidiaries shall not be obligated to enter into any market standoff or other lockup arrangements following an IPO.

•   Termination. Each Investor’s registration rights will terminate when such Investor beneficially owns less than 1% of the outstanding common stock of Parent and can sell all of such Investor’s shares pursuant to Rule 144 during any three-month period without volume or manner of sale restrictions.

Information Rights	Each Investor shall have customary information and inspection rights. Each Blackstone investment fund entity and H&F investment fund entity that is a venture capital operating company (“VCOC”) will enter into a customary VCOC information and management rights letter agreement with Parent as necessary.

Opportunities	The Agreements will include a customary waiver of the corporate / limited liability company opportunities doctrine as it applies to any of Parent, the Company or any of their respective subsidiaries or other directors affiliated with any of the Investors, except with respect to any directors that are officers of Parent, the Company or any of their respective subsidiaries.

Indemnification	In addition to customary indemnification with respect to the registration rights described above, each Investor, and its directors, officers, employees, members, partners, controlling persons and beneficiaries, will be indemnified and held harmless to the maximum extent permitted by applicable law by Parent and the Company with respect to any controlling equityholder or other liabilities associated with its ownership of or relationship with Parent, the Company or their respective subsidiaries, or their predecessors or successors. Parent and the Company will obtain and maintain directors’ and officers’ liability insurance reasonably satisfactory to Blackstone and H&F in effect at all times.

Expenses	If the closing of the Merger occurs, Parent and the Company will reimburse each of the Investors for its documented, third party, out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with preparing and negotiating the Agreements and other agreements in connection with the Transaction, and from and after the closing of the Merger, the reasonable documented out-of-pocket expenses of Board directors and Board participation in connection with Board service. For the avoidance of doubt, if the closing of the Merger does not occur, each Investor shall be responsible for its own costs and expenses. Each of the Sponsor Investors shall also be reimbursed for reasonable out-of-pocket expenses for monitoring the investment (which, for the avoidance of doubt, shall not include any third party advisors’ fees, other than attorneys’ fees).

Fees	At, from and after the closing of the Merger, the Sponsor Investors and their affiliates will receive transaction, monitoring, board of directors’ and other fees from Parent, the Company or any of their respective subsidiaries in connection with the transaction on a pro rata basis in proportion to the initial equity commitment (prior to giving effect to any Sell-Down) made by such Sponsor Investor (relative to the initial equity commitment made by both of the Sponsor Investors (in each case, prior to giving effect to any Sell-Down)); provided, that Blackstone Advisory Partners L.P. shall be entitled to receive an M&A advisory fee of not more than $10 million in connection with the Merger, which shall be payable by Parent or its subsidiaries at the closing of the Merger (which for the avoidance of about, shall not be subject to pro rata sharing as described above under the heading “Expenses”).

MFN	H&F will be entitled to elect to receive, in lieu of any or all of the provisions set forth in this term sheet, any changes, deletions, additional terms or side agreements provided to any Co-Investor during the Sell-Down (together with its affiliates) an aggregate amount in the equity of Parent that is equivalent to or less than the rollover equity amount invested by H&F.

Amendments; Waivers	Any amendment, supplement, modification or waiver to or of any provision of the Agreements that would be materially adverse to a Sponsor Investor (other than amendments in connection with a sale subject to the drag-along provisions above, but only amendments that are effective immediately following consummation of such drag-along transaction) or disproportionately affects a Sponsor Investor relative to the other Sponsor Investor shall require the prior written consent of the holders of a majority of the equity securities held by each Sponsor Investor and its Permitted Transferees.

Publicity	Except as may be required by applicable law or regulation (including, if required, pursuant to the proxy statement and Schedule 13E-3 relating to the Merger, but in such case, only after using reasonable best efforts to give the other Investors an opportunity to review and comment), no Investor shall make any public announcement regarding, or filing with respect to, the Transaction without the prior written consent of each of Blackstone and H&F.

EBS Entities	Until twelve months following the consummation of the Mediafax Restructuring, Parent shall not cause (i) EBS Holdco I, LLC (“Holdco I”) or EBS Holdco II, LLC (“Holdco II”) to merge, liquidate or change its current election to be treated as a corporation for tax purposes or (ii) either of Holdco I or Holdco II to distribute their respective interests in EBS, provided, that this provision shall not apply if the Company/Emdeon is unable to obtain the legal opinion referred to in Section 6.4(a) of the forms of Tax Receivable Agreements referred to in the Interim Investors Agreement within a reasonable period of time not to be less than nine months from the Closing Date.

Schedule D

[See Exhibits (d)(8), (d)(9) and (d)(10) for Forms of Amended and Restated Tax Receivable Agreements]

D-1

Schedule E

[See Exhibit (d)(7) for Form of Unit Purchase Agreement]

E-1

Schedule F

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Interim Investors Agreement, dated as of August 3, 2011 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Interim Investors Agreement”), by and among Beagle Parent Corp., a Delaware Corporation, and the other parties thereto. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the Interim Investors Agreement.

By executing and delivering this Joinder Agreement to the Interim Investors Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Interim Investors Agreement as an “Investor” and as a “Co-Investor” as defined therein. In connection therewith, effective as of the date hereof, the undersigned hereby makes the representations and warranties contained in the Interim Investors Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the      day of                     , 2011.

[INVESTOR]

By:
Name:
Title:

Address of Investor:

Telephone:

Facsimile:

AGREED AND ACCEPTED

as of the      day of                     , 2011

BEAGLE PARENT CORP.

By:
Name:
Title:

F-1

Schedule G

[See Exhibit (d)(11) for Transfer Agreement]

G-1